Exhibit 10.3

Summary of Cash Bonus Award Granted to Andrew Davies

On May 16, 2019, the Compensation Committee of Sprint Corporation (the “Company”) granted a cash bonus award (the “Cash Award”) to Andrew M. Davies, the Company’s Chief Financial Officer (“CFO”), in the amount of $1,125,000, or 1.5 times Mr. Davies’s annual base salary, in recognition of his contributions to the Company and the fact that he was not offered a Turnaround Incentive Award upon his appointment as CFO. The Cash Award is payable upon closing of the Company’s contemplated merger with T-Mobile US, Inc.